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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):     June 15, 2005

                              Island Pacific, Inc.
                     (formerly known as SVI Solutions, Inc.)
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             (Exact Name of Registrant as Specified in its Charter)

                                    Delaware
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                 (State or Other Jurisdiction of Incorporation)

               0-23049                                    33-0896617
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      (Commission File Number)               (IRS Employer Identification No.)


19800 MacArthur Boulevard, Suite 1200, Irvine, California      92612
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(Address of Principal Executive Offices)                       (Zip Code)

                                 (949) 476-2212
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              (Registrant's telephone number, including area code)

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          (Former Name or Former Address, if Changed Since Last Report)


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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

         Island Pacific, Inc. (the "Company") entered into securities purchase agreements with Laurus Master Fund, Ltd. ("Laurus") and Midsummer Investments, Ltd. ("Midsummer") dated as of June 15, 2005 for $4,200,000 for the sale of (1) a secured term convertible note (the "Notes") for the amount of each investor's respective investment, with a conversion price equal to $0.20, (2) options to purchase an aggregate of Twenty-Two Million Five Hundred Thousand (22,500,000) shares of the Company's common stock for One Cent ($0.01) per share (the "Options"), and (3) warrants for an aggregate of 5,833,333shares of common stock with an exercise price equal to $0.23 (the "Warrants"). The Company will use approximately Two Million Five Hundred Thousand Dollars ($2,500,000) of the proceeds to repay the secured term note issued by the Company on April 18, 2005 and the remaining of the proceeds for working capital and other purposes.

         The Notes have a three year term and bear interest at the prime rate plus one percent (1%). Monthly interest and principal payments under the Notes may be made in cash or shares of the Company's common stock at the Company's option, subject to certain conditions including that the shares are registered. The Company may prepay the Notes by paying one hundred twenty-five percent (125%) of the then outstanding principal plus accrued but unpaid interest at the time of repayment.

         The Options are immediately exercisable and have ten year terms. The Warrants are immediately exercisable and have seven year terms.

         The conversion price under the Notes and the exercise price under the Warrants adjusts proportionately in the event of any stock split, combination, dividend or reclassification. The number of shares issuable upon exercise of the Options adjusts proportionately in the event of any stock split, combination, dividend or reclassification. The Notes also contain anti-dilution provisions that provide if the Company issues, or is deemed to issue, any additional shares while the Notes are outstanding at a price per share that is less than the then current conversion price, the conversion price will reset to such lower price.

         The Company's obligations under the Notes are secured by a second priority security interest in all of the Company's assets in favor of Laurus and Midsummer, which is pari passu as between Laurus and Midsummer. The Company's obligations are also guarantied by its subsidiaries. Laurus' security interest is governed by the Security Agreement, Stock Pledge Agreement and Subsidiary Guaranty that the Company executed in connection with the sale of a Secured Convertible Term Note and Warrant to Laurus on July 12, 2004. Midsummer's security interest will be governed by documents executed in connection with this transaction.

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         The Company is required to file a registration statement covering the shares issuable upon conversion of the Notes, exercise of the Warrants or exercise of the Options (collectively, the "Underlying Shares") no later than August 15, 2005 and have such registration statement declared effective within one hundred thirty-five (135) days of June 15, 2005. If the registration statement is not filed or declared effective within the above time frames, the Company is obligated to pay Laurus and Midsummer liquidated damages equal to 2% of the original principal balances under the Notes for each thirty (30) day period that such event is continuing. The Company is obligated to keep such registration statement effective until the earlier of (1) the date that all of the Underlying Shares have been sold or (2) such time as all of the Underlying Shares can be sold without volume limitations under Rule 144(k). Laurus and Midsummer also have piggy-back registration rights to the extent that there is not an effective registration statement covering the Underlying Shares at any required time.

         The Company was required to obtain shareholder approval for this transaction under Rule 713 of the Amex Company Guide because it involves the issuance of more than twenty percent (20%) of the Company's currently outstanding common stock at a price per share that is less than the greater of our book or market value. However, the Company was granted relief from that requirement by Amex because the Company demonstrated that the delay required to secure shareholder approval would have jeopardized the Company's financial viability. The Company's reliance on this exemption was approved by the audit committee and the Company will deliver notices to all of its shareholders regarding its reliance on this exemption more than ten (10) days prior to issuing any securities.

         Forms of the documents for the transaction are attached hereto as exhibits.

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                                 EXHIBIT INDEX

Exhibit No.              Description
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4.1            Securities Purchase Agreement
4.2            Secured Term Convertible Note
4.3            Common Stock Purchase Warrant
4.4            Option
4.5            Registration Rights Agreement
10.1           Master Security Agreement
10.2           Subsidiary Guaranty



SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                                            Island Pacific, Inc.

Date: June 15, 2005                         By: /s/ Barry Schechter
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                                            Name:  Barry Schechter
                                            Title: Chief Executive Officer